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                                                                     EXHIBIT 3.7


                            CERTIFICATE OF AMENDMENT
                                       OF
                          PARTECH HOLDINGS CORPORATION

                                ---------------




      PURSUANT to Sections 228 of the Delaware General Corporation Law ("GCL") and by a vote on December 9, 1994 of a majority of the holders of outstanding common stock of Partech Holdings Corporation (the "Corporation") entitled to vote, the Article Fourth, paragraph 2 of the Restated Certificate of Incorporation of the Corporation is hereby amended pursuant to Section 242 GCL to now read as follows:



                                 ARTICLE FOURTH
                                 --------------

"The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 70,000,000 shares. The shares are divided into two classes as follows:

1. 1,000,000 shares of preferred stock, par value One Cent ($0.01) per share and 19,000,000 shares of preferred stock, par value One Hundredth of One Cent ($0.0001) per share (Preferred Stock), and

3. 50,000,000 shares of common stock, par value Fifteen Cents ($0.15) per share (Common Stock)."

                              PARTECH HOLDINGS CORPORATION


                              By:   ____________________________
                                    John E. Rayl, President


                              By:   ____________________________
                                    Thomas E. Reynolds, Secretary



(seal)